Exhibit 99.1
FOR IMMEDIATE RELEASE

Company Contact:
Manakoa Services Corporation, Kennewick
James C. Katzaroff, 509-736-7000

Manakoa Services Corporation Announces New Strategic Direction and New President

KENNEWICK, Wash.,June 16,2006--Manakoa Services Corporation (OTC BB:MKOS.OB), a security company, and currently a developer of enterprise risk management solutions focused on regulatory compliance, announced its intent in further developing optics and biotechnology techniques designed to combat counterfeiting, piracy and product diversion. Initial target industries include health care/pharmaceuticals, beauty products, fine arts and the automotive industry.

The company is pleased to announce the addition of Chris Outwater as President of Manakoa Services Corporation. Mr. Outwater will head up the technology team and will focus his efforts on extending and developing this new strategic direction for the company.

Chris brings a wealth of business and technological experience to Manakoa. Since 1984, Mr. Outwater has held senior executive positions for companies such as DNA Technologies, Inc., Applied Holographics, Advanced Dimensional Displays, and consulted for 5 years at Walt Disney Imagineering as head of the laser holography research department. At DNA Technologies, he served as VP of Technology responsible for developing techniques to enhance security and brand protection. He also oversaw the development of lasers and detectors for infrared tags. Mr. Outwater has written or co-written five patents relating to product security, holds a Bachelor's degree from the University of California, San Diego, and has co-authored a book entitled "Guide to Practical Holography.''

Robert Papke will return to his role as EVP & Chief Operating Officer (COO) reporting to the CEO, ensuring that the organization continues to grow while increasing and then maintaining financial stability. Mr. Papke will continue to oversee the day-to-day operations, the annual audit, and ensure compliance with all reporting entities.

Chris Outwater stated, ``I am gratified to be an integral part of the Manakoa team, and I am eager to apply our latest proprietary technologies to the rapidly expanding area of secure marking for trademark and brand protection. I envision a very exciting and promising future for the stakeholders of Manakoa.''

James C. Katzaroff, CEO of Manakoa, noted that, "In the process of implementing our new strategic plan I am very pleased to welcome Chris Outwater to the company as President. I would like to thank Robert Papke for his service as an officer during this most difficult transitional period the past several months.''

About Manakoa Services Corporation

Manakoa is a developer and supplier of secure marking technology for high-value items and for protecting brand names and trademarked products that are prone to  counterfeiting. Manakoa also provides consulting in Risk Management focusing on tag and trace technologies providing manufacturing source authentication and tracing  through the entire distribution chain, from initial manufacture to the final destination. Manakoa's security solutions offer their clients the latest technology in assuring safe, secure, and traceable chain of custody throughout their worldwide network.

For more information on Manakoa, please visit its website at http://www.Manakoa.com.

Contact:
Manakoa Services Corporation
James C. Katzaroff, Chief Executive Officer
(509) 736-7000
jkatzaroff@manakoa.com